                             FIRST AMENDMENT TO THE

                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT

            This FIRST AMENDMENT dated September 26, 2000 ("Amendment") to the
SHAREHOLDER PROTECTION RIGHTS AGREEMENT dated as of March 21, 2000 (the
"Agreement"), is made between International Flavors & Fragrances Inc., a New
York corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent"), which term shall include any successor Rights Agent hereunder). All terms having initial capital letters used herein not otherwise defined in this Amendment shall have the meanings set forth in the Agreement, as amended by this Amendment.

            WHEREAS, the Company and the Rights Agent entered into the Agreement for the purposes set forth therein; and

            WHEREAS, the Company and the Rights Agent have the authority to amend the Agreement in any respect prior to the Flip-in Date pursuant to Section
5.4 of the Agreement;

            NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. The Agreement is hereby amended by replacing the definition of
"Acquiring Person" contained in Section 1.1 in its entirety with the following:

            "'Acquiring Person' shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who is an
Existing Shareholder, including any group that is comprised solely of Existing
Shareholders, until such time hereafter as any such Existing Shareholder or group of Existing Shareholders, shall become the Beneficial Owner (other than by means of a stock dividend, stock split, gift or inheritance or receipt or exercise of, or accrual of any right to exercise, any stock options or shares of
Common Stock granted by the Company) by purchase of additional shares of Common
Stock which additional shares, in the aggregate, exceed one percent of the outstanding Common Stock at the time of such acquisition, (ii) who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the
Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (iii) who becomes the Beneficial Owner of 15%
or more of the outstanding shares of Common Stock but who acquired Beneficial
Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or enters into an agreement satisfactory to the Company, in its sole discretion, pursuant to which it will divest (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock
(or securities convertible into, exchangeable into or exercisable for Common
Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock or (iv) who Beneficially Owns shares of
Common Stock consisting solely of one or more

of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an "Option Holder") by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock),
Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option, and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by
Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of
Common Stock. In addition, the Company, any wholly-owned Subsidiary of the
Company and any employee stock ownership or other employee benefit plan of the
Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring
Person."

            2. The Agreement is hereby amended by adding a new subsection (c) to
Section 5.1, reading as follows:

            "(c) Notwithstanding the provisions of Section 5.1(a) hereof, if, within 180 days of a public announcement by a third party of an intent or proposal to engage (without the current and continuing concurrence of the Board of Directors) in a transaction involving an acquisition of or business combination with the Company or otherwise to become an Acquiring Person, there is an election of Directors resulting in a majority of the Board of Directors being comprised of persons who were not nominated by the Board of Directors in office immediately prior to such election, then following the effectiveness of such election for a period of 180 days (the "Special Period") the Rights, if otherwise then redeemable absent the provisions of this paragraph (c), shall be redeemable upon either of the following conditions being satisfied, but not otherwise:

            (i)   by a vote of a majority of the Directors then in office,
provided that

            (A) before such vote, the Board of Directors shall have implemented the Value Enhancement Procedures (as defined below) and

            (B)   promptly after such vote, the Company publicly announces such vote and

                  (I) the manner in which the Value Enhancement Procedures
were implemented,

                  (II) any material financial, business, personal or other
benefit or relationship (an "Interest") which each Director and each Affiliate of such Director (identifying each Director and Affiliate separately in relation to each such Interest) has in connection with any suggested, proposed or pending transaction with or involving the Company (a "Transaction"), or with any other party or Affiliate of any other party to a Transaction, where such Transaction would or might, or is intended to, be permitted or facilitated by redemption of the Rights (an "Affected Transaction"), other than treatment as a shareholder on a pro rata basis with other shareholders or pursuant to compensation arrangements as a director or employee of the Company or a subsidiary which have been previously disclosed by the Company,

                  (III) the individual vote of each Director on the motion to redeem the Rights, and

                  (IV) the statement of any Director who voted for or against the motion to redeem the Rights and desires to have a statement included in such announcement, or

            (ii) if clause (i) is not applicable, by a vote of a majority of the
Directors then in office, provided that (A) if there is a challenge to the
Directors' action approving redemption and/or any related Affected Transaction as a breach of the fiduciary duty of care or loyalty, the Directors, solely for purposes of determining the effectiveness of such redemption pursuant to this clause (ii), are able to establish the entire fairness of such redemption and, if applicable, such related Affected Transaction, and (B) the Company shall have publicly announced the vote of the Board of Directors approving such redemption and, if applicable, such related Affected Transaction, which announcement shall set forth the information prescribed by clauses (i) (B) (II), (III) and (IV)
above.

'Value Enhancement Procedures' shall mean:

            (1) the selection by the Board of Directors of an independent financial advisor (the "Independent Advisor") from among financial advisors which have national standing, have established expertise in advising on mergers, acquisitions and related matters and have no Interest relating to an Affected
Transaction, and have not during the preceding year provided services to, been engaged by or been a financing source for any other party to an Affected
Transaction or any Affiliate of any such party or of any Director (other than the Company and its subsidiaries);

            (2) whether or not there is a then-pending Affected Transaction, the receipt by the Board of Directors from its Independent Advisor of (a) such advisor's view (expressed in such form and subject to such qualifications and limitations as the Independent Advisor deems appropriate) regarding whether redemption of the Rights will serve the best interests of the Company and its shareholders or (b) such advisor's statement that it is unable to express such a view, setting forth the reasons therefor;

            (3) if there is a then-pending Affected Transaction,

            (A) the establishment and implementation by the Board of Directors of a process and procedures approved by its Independent Advisor which the
      Board of Directors and such advisor conclude Would be most likely to result in the best value reasonably available to shareholders (regardless of whether such Affected Transaction involves a "sale of control" or
      "break-up" of the Company),

            (B) the Board of Directors (I) receiving the opinion of its
      Independent Advisor, in customary form and content for transactions of the type involved, that the Affected Transaction is fair to the Company's shareholders from a financial point of view and (II) determining, and the
      Independent Advisor confirming, that it has no

      reason to believe that a superior transaction is reasonably available for the benefit of the Company's shareholders, and

            (C)   the execution of a definitive transaction agreement and other definitive documentation necessary to effect the Affected Transaction."

            3.  The Agreement is hereby amended by adding at the end of existing
Section 5.4 a new sentence as follows:

"Notwithstanding anything herein to the contrary, this Agreement may not be supplemented or amended (i) during the Special Period or (ii) to lengthen the time period during which the Rights may be redeemed at a time when the Rights are not then redeemable."

            4. Except as amended hereby, all of the terms of the Agreement shall remain and continue in full force and effect and hereby confirmed in all respects.

            5. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW WITHOUT REGARD
TO CHOICE OF LAW RULES.

            6. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the date first above written.

                              INTERNATIONAL FLAVORS & FRAGRANCES INC.

                              By: /s/ STEPHEN A. BLOCK
                                  --------------------------------------
                                  Stephen A. Block
                                  Senior Vice-President,
                                    General Counsel & Secretary

                              THE BANK OF NEW YORK, as Rights Agent

                              By: /s/ JOHN I. SIVERTSEN
                                  --------------------------------------
                                  John I. Sivertsen
                                  Vice-President